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                                                              Exhibit 99(b)
EXHIBITS:
                                                         January 4, 2000
Jeffrey Erb

       This letter serves to confirm that Kenilworth Systems Corporation ("Kenilworth" or the "Company") will cause to be issued to you, or your designee, one hundred thousand (100,000) shares of its Common Stock, par value $.01 per share in full consideration for services you rendered and will render as a consultant to the Company in connection with all its SEC EDGAR filings during calendar years 1999 and 2000. This service includes all amended financial and other statements the Company may have to file as a result of the audit for the years ended December 31, 1998 and 1999.

       The shares to be issued will be duly and validly issued, fully paid and non-assessable and will be issued as "Restricted Securities" as that term is defined under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an exemption afforded under Section 4(2) of the Act.

       All corporate action necessary for the issuance for the shares has been made. The Certificates represented by the Shares will be issued as promptly as possible after March 30, 2000, the Company's audit reporting date with the SEC. Each certificate to be issued for the Shares will bear the following legend:

              "The Shares represented by the certificates have not been registered under the Securities Act of 1933, as amended. The Shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the Shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under the Act".

       If the aforementioned terms meet with your approval, please execute this letter agreement and return a copy to us.


KENILWORTH SYSTEMS CORPORATION                ACCEPTED AND AGREED:

/s/ Herbert Lindo                             /s/ Jeffrey Erb
------------------------                      ---------------------
Herbert Lindo, President                      Jeffrey Erb